EXHIBIT 99.1

TRANSACT ENERGY CORP. – COMMON STOCK

SUBSCRIPTION AGREEMENT

Investment

I desire to purchase	shares of TransAct Energy Corp. at $0.25 per share for a total of $

Make Checks Payable to:

Escrow Specialists, TransAct Energy Corp., Escrow Account

Subscriber Information: Please clearly print name(s) in which Shares are to be acquired.  All correspondence will go to the Investor Residence Address

Investor 1 (First, Middle I., Last):

Investor 2 (First, Middle I. Last):

Registration for the Investment (how the investment should be titled):

Investor Residence Address 1:			CHECK ONE OF THE FOLLOWING:
U.S. Citizen

Investor Residence Address 2:
Resident Alien

City,	State	ZIP Code
Foreign Resident; Country ________

U.S. Citizen residing outside the U.S.Resident Alien

Enter the taxpayer identification number.  For most individual taxpayers, it is their Social Security Number.  Note: If the purchase is in more than one name, the number should be that of the first person listed.  For IRAs, Keoghs, and qualified plans, enter both the Social Security Number and the Taxpayer Identification Number for the plan.

Social Security Number	Taxpayer Identification Number (if applicable)

Form of Ownership (Individual, IRA, Trust, UGMA, Pension Plan, etc.)

Subscriber Signature: The undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above.

Authorized Signature of Investor 1

________________________________________

Date:_____________________________________

Authorized Signature of Investor 2

________________________________________

Date:_____________________________________

Company’s Acceptance (To be completed only by an authorized representative of the Company.)

The foregoing subscription is accepted this ____________ day of ________________, _____

___________________________________

Authorized Representative of the Company